Exhibit 99.1


Feb. 9, 1999                                    CONTACT:  Randy Wheeless
                                                Office:   704/382-8379
                                                24-Hour:  704/382-8333


            DUKE ENERGY RECEIVES APPROVAL FOR SHAREHOLDER RIGHTS PLAN


CHARLOTTE, N.C. -- Duke Energy announced today that it had received approval for its previously adopted shareholder rights plan. Under the terms of the plan, which was executed today, shareholders of record as of the close of business on Feb. 22, 1999, will receive one right for each outstanding share of Duke Energy's common stock owned.

The board of directors of Duke Energy previously adopted the plan on Dec. 17, 1998, subject to approval by the North Carolina Utilities Commission and The Public Service Commission of the State of South Carolina. Both commissions have issued orders authorizing the adoption and implementation of the plan. The plan is intended to assure fair and equal treatment for the holders of Duke Energy's common stock in the event of a hostile takeover attempt.

Duke Energy (NYSE:DUK) is a global energy company with more than $26 billion in assets. Headquartered in Charlotte, N.C., the company reaches into more than 50 countries, producing energy, transporting energy, marketing energy and providing energy services. In the United States, Duke Energy companies provide electric service to about 2 million customers in North Carolina and South Carolina; operate interstate pipelines that deliver natural gas to various regions of the country; and are leading marketers of electricity, natural gas and natural gas liquids. Additional information about the company is available on the World Wide Web at: WWW.DUKE-ENERGY.COM.
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